Exhibit 13.1

CERTIFICATIONS OF ARCELORMITTAL CHIEF EXECUTIVE OFFICER

AND CHIEF FINANCIAL OFFICER PURSUANT TO RULE 13(a)-14(b) UNDER THE

EXCHANGE ACT AND SECTION 1350 OF CHAPTER 63 OF TITLE 18 OF THE UNITED

STATES CODE

In connection with the Annual Report on Form 20-F of ArcelorMittal (the “Company”) for the year ended December 31, 2007 as filed with the Securities and Exchange Commission (the “Report”), Mr. Lakshmi N. Mittal, as President and Chief Executive Officer of the Company, and Mr. Aditya Mittal, as Chief Financial Officer of ArcelorMittal, Member of the Group Management Board, Responsible for Finance, M&A, Strategy, Flat Products Americas, each hereby certifies that, to the best of his knowledge and belief:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Lakshmi N. Mittal
Mr. Lakshmi N. Mittal

President and Chief Executive Officer of ArcelorMittal

March 19, 2008

/s/ Aditya Mittal

Mr. Aditya Mittal
Chief Financial Officer of ArcelorMittal, Member of the Group Management Board, Responsible for Finance, M&A, Strategy, Flat Products Americas
March 19, 2008

This certification is furnished as an exhibit to the Report and accompanies the Report pursuant to Rule 13(a)-14(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall not be deemed filed by the Company for purposes of Section 18 of the Exchange Act.